Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
Investors Joan Tong, CFA 863-640-0826 joan.tong@mosaicco.com	Jason Tremblay 813-775-4226 jason.tremblay@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2025 RESULTS
•Net income of $238 million and adjusted EBITDA(1) of $544 million in the first quarter of 2025; prices increased in all segments during the quarter
•Raised 2025 potash production volume outlook to capture strong international demand and robust prices. Expect approximately 15% growth in Mosaic Fertilizantes 2025 sales volumes
•Bartow and New Wales turnarounds are complete; phosphate production volume remains on track to meet full-year target range
•Mosaic Fertilizantes operating earnings grew 133% and adjusted EBITDA grew 47% year-over-year. Expect significant sequential growth in the second quarter as operating efficiency gains continue
•Mosaic is delivering continued cost reduction progress and is on track to meet its $150 million target.

TAMPA, FL, May 6, 2025 - The Mosaic Company (NYSE: MOS), reported net income of $238 million and diluted earnings per share (EPS) of $0.75 for the first quarter of 2025. Adjusted EBITDA(1) was $544 million and adjusted EPS(1) was $0.49 for the quarter.

“Mosaic’s first quarter 2025 performance reflects strong fertilizer market fundamentals. Our unparalleled global market access positions us to capture demand acceleration that is unfolding in international markets, especially in Brazil. As a result, we expect Mosaic Fertilizantes sales volumes to grow meaningfully this year,” said Bruce Bodine, President and CEO. “Substantial operating efficiency gains helped make the first quarter 2025 one of the best first quarters in Mosaic Fertilizantes’ history and are expected to drive significant sequential segment adjusted EBITDA growth in the second quarter. In potash, we increased our 2025 potash production plans to meet growing international demand, while in phosphate, turnarounds and projects to restore U.S. asset health are delivering encouraging results, with strong production in March despite planned downtime. All in all, Mosaic is making meaningful progress on many fronts and expects to generate significant shareholder value in 2025 and beyond.”

Consolidated Results:

In millions $ except as noted below	Q1 2025	Q4 2024	Q1 2024
Net Sales (Billions)	$2.6	$2.8	$2.7
Operating Earnings	$339	$100	$173
Selling, General and Administrative expenses	$123	$113	$107
Net Income	$238	$169	$45
Adjusted EBITDA(1)	$544	$594	$576

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Segment Results:

In millions $	Q1 2025	Q4 2024	Q1 2024
Operating Earnings – Potash	$157	$123	$198
Adjusted EBITDA(1) - Potash	$240	$212	$281
Operating Earnings – Phosphate	$139	$44	$40
Adjusted EBITDA(1) - Phosphate	$276	$341	$277
Operating Earnings – Mosaic Fertilizantes	$98	$79	$42
Adjusted EBITDA(1) – Mosaic Fertilizantes	$122	$82	$83
First quarter 2025 revenues declined 2 percent year-over-year to $2.6 billion, reflecting the impact of lower selling prices in the Potash segment. The gross margin rate was 19 percent, up from 15 percent in the same quarter of 2024. Sales volumes came in line with guidance in the Phosphate and Potash segments, and segment results reflected higher-than-anticipated prices in both Potash and Phosphate.
First quarter 2025 net income totaled $238 million, compared to $45 million in the first quarter of 2024 and includes the positive after-tax impact of notable items totaling $82 million, mainly from unrealized gains on foreign currency transactions and derivatives, partially offset by the mark-to-market unrealized loss on the value of Ma’aden shares in the quarter. The gains on foreign currency translations mostly reflect the appreciation of the Brazilian real against the U.S. dollar, partially reversing the strong depreciation of the Brazilian real in the fourth quarter of 2024.
Adjusted EBITDA(1) in the first quarter of 2025 was $544 million, down from $576 million in the first quarter of 2024, primarily driven by lower potash prices and phosphate sales volumes, partially offset by higher phosphate stripping margins and lower production unit costs in Mosaic Fertilizantes.
In the first quarter of 2025, Mosaic continued to make progress toward its $150 million cost saving target and is on track to achieve full run rate savings by the end of 2025. While first quarter selling, general and administrative expenses increased to $123 million compared with $107 million in the same quarter of 2024, annual SG&A expenses are expected to decline year-over-year in 2025.
The effective tax rate for the first quarter of 2025 was 20.2 percent. The adjusted effective tax rate was 29.9 percent excluding one-time net favorable impacts from notable tax items. Cash taxes paid were $76 million. See the reconciliation included in the non-GAAP financial measures contained in this press release for a reconciliation of our underlying effective tax rate.
Cash flow from operations was $43 million in the first quarter of 2025 versus $(80) million in the same quarter of the prior year, a favorable comparison despite higher working capital needs to support a strong planting season. Mosaic expects cash flow from operations to be stronger in the second half, compared to the first half of 2025, reflecting normal seasonality, and to be higher in 2025 compared to 2024 despite working capital needs to support sales volume growth anticipated in Mosaic Fertilizantes. Capital expenditures totaled $341 million in the first quarter, with 2025 guidance maintained at $1.2-$1.3 billion.
Mosaic paid a $0.22 per share dividend in the first quarter, equivalent to $71 million returned to shareholders.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Potash Results and Outlook:

In millions $ except as noted below	Q1 2025	Q4 2024	Q1 2024
Net Sales	$570	$557	$643
Sales Volumes million tonnes*	2.1	2.2	2.2
MOP Selling Price FOB mine	$223	$199	$241
MOP Cash Cost of Production per tonne(1)	$78	$73	$72
Gross Margin per tonne	$80	$55	$98
Operating Earnings	$157	$123	$198
Segment Adjusted EBITDA(1) - millions	$240	$212	$281
*Tonnes = finished product tonnes
The Potash segment reported net sales of $570 million in the first quarter of 2025, down from $643 million in the same quarter of the prior year, driven primarily by lower selling prices which continued to recover from low levels in the fourth quarter of 2024. Operating earnings were $157 million, down from $198 million in the same quarter of the prior year. Adjusted EBITDA(1) was $240 million, compared to $281 million in the same quarter of 2024.
Sales volumes decreased from 2.2 million tonnes in the first quarter of 2024 to 2.1 million tonnes in the first quarter of 2025 despite strong demand as Mosaic curtailed production in response to weather-related logistical challenges. Mosaic expects strong potash demand in the remainder of the year and raised its full year production plans to support a strong demand outlook. 2025 production volume guidance is increased to 9.0-9.4 million tonnes.
MOP cash cost of production per tonne(1) was $78 per tonne, up from $72 per tonne from the same period of 2024, driven by lower fixed cost absorption due to lower production volumes and higher maintenance costs. The Esterhazy hydrofloat project remains on track to be completed in the third quarter and is expected to drive cash cost of production per tonne down to the range of $64-$69 in 2025.
While Mosaic continues to adjust its production plans to meet robust demand, it also prioritizes sales with the best netbacks and margins. Sales volume mix of non-standard potash products grew from 81% of total potash sales volumes in the first quarter of 2024 to 86% in the first quarter of 2025, supported by the completion of the Esterhazy compaction project last year. Non-standard potash products on average generate a $20 to $30 per tonne margin premium compared with standard products.
Sales volumes in the second quarter are expected to be between 2.3 and 2.5 million tonnes with realized mine-gate MOP prices in the range of $230 to $250 per tonne, reflecting the strength of potash markets.
Phosphate Results and Outlook:

In millions $ except as noted below	Q1 2025	Q4 2024	Q1 2024
Net Sales (Billions)	$1.1	$1.2	$1.2
Sales Volumes million tonnes*	1.5	1.6	1.6
DAP Selling Price FOB plant	$623	$593	$598
Phosphate Cash Cost of Conversion per tonne(1)	$134	$118	$110
Blended Rock Cost Consumed in COGS per tonne	$77	$87	$81
Gross Margin per tonne	$111	$85	$97
Operating Earnings	$139	$44	$40
Segment Adjusted EBITDA(1)	$276	$341	$277
*Tonnes = finished product tonnes

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Phosphate segment decreased slightly to $1.1 billion in the first quarter of 2025, from $1.2 billion in the first quarter of 2024, as lower sales volumes were nearly offset by higher prices. Phosphate operating earnings were $139 million, compared to $40 million a year ago. Adjusted EBITDA(1) totaled $276 million in the first quarter of 2025, flat from the first quarter of 2024. Higher prices and elevated stripping margins offset lower sales volumes and lower fixed cost absorption.
The decline in sales volumes from 1.6 million tonnes in the first quarter of 2024 to 1.5 million tonnes in the first quarter of 2025 was primarily driven by the decline in production volumes from 1.6 million tonnes to 1.4 million tonnes. During the quarter, the Bartow and New Wales plants experienced substantial downtime as Mosaic executed turnarounds and other reliability improvement work which has been successfully completed. Despite the downtime, total phosphate production output has improved from January to March, with March being the third highest monthly production in the past 18 months. Additional work to increase production levels is progressing well, and the 2025 production volume outlook remains in the 7.2 to 7.6 million tonne range.
As approximately 80% of the cash costs of conversion are fixed, cash cost of conversion per tonne(1) in the first quarter of 2025 was $134, up from $110 in the prior year quarter, and from $118 in the fourth quarter of 2024, reflecting higher planned turnaround activities and an increase in maintenance expenses to restore asset reliability. Cash cost of conversion per tonne is expected to improve for the remainder of the year as production volumes increase, and is expected to end the year in the range of $95-$100.
For the second quarter of 2025, sales volumes are expected to be 1.7 to 1.9 million tonnes, reflecting strong global phosphate demand. DAP prices on an FOB basis are expected to be in the $635 to $655 per tonne range. Despite rising sulfur prices, stripping margins are expected to remain elevated compared to the historical average.
Mosaic Fertilizantes Results and Outlook:

In millions $ except as noted below	Q1 2025	Q4 2024	Q1 2024
Net Sales (Billions)	$0.9	$1.1	$0.9
Sales Volumes million tonnes*	1.8	2.2	1.7
Average Finished Product Selling Price	$452	$433	$463
Phosphate Cash Cost of Conversion per tonne(1)	$87	$85	$101
Phosphate Blended Rock Cost Consumed in COGS per tonne	$97	$109	$115
Potash Cash Cost of Production per tonne(1)	$187	$151	$196
Gross Margin (GAAP) per tonne	$69	$46	$44
Operating Earnings	$98	$79	$42
Segment Adjusted EBITDA(1)	$122	$82	$83
*Tonnes = finished product tonnes

Mosaic Fertilizantes reported net sales of $934 million in the first quarter of 2025, up from $886 million in the first quarter of 2024, reflecting higher sales volumes. Mosaic Fertilizantes operating earnings were $98 million, up from $42 million from a year ago. Adjusted EBITDA(1) totaled $122 million in the first quarter of 2025, up from $83 million last year driven by significant production efficiency gains, and despite an $18 million impact from realized foreign exchange losses in structured payables and currency hedges. Sales volumes resumed year over year growth and increased from 1.7 million tonnes in the first quarter of 2024 to 1.8 million tonnes in first quarter of 2025.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic made substantial gains in operating efficiency in the first quarter. Phosphate cash cost of conversion per tonne(1) declined 14% from $101 per tonne in the first quarter of 2024 to $87 per tonne in the first quarter of 2025. Phosphate blended rock cost consumed in COGS per tonne declined 16% year over year to $97 per tonne, driven by a combination of higher mined rock volumes, reduced usage of high cost imported rock and lower fixed costs as Mosaic continues to optimize mine plans. Potash cash cost of production per tonne(1) also decreased by 5% year over year to $187 per tonne as Mosaic continued to reap the benefits of cost control measures. Each of the unit cost metrics benefited from a weakening of the Brazilian real.
Production cost improvements contributed significantly to the performance of the first quarter of 2025. Distribution margin per tonne in the first quarter was in the mid $20s, which is seasonally normal. As anticipated, foreign exchange on structured payables and the currency hedging program had an $18 million negative impact on adjusted EBITDA during the quarter.
The second quarter is typically seasonally stronger than the first quarter. Sales volumes for the second quarter of 2025 are expected to be approximately 30% higher than the first quarter, and distribution margin is expected to be in the annual normalized $30 to $40 per tonne range. Stripping margin is expected to remain elevated and cost reduction initiatives are expected to continue to provide benefits in the second quarter. Structured payables and foreign exchange hedges are expected to have a negative impact of $10-$15 million to segment results assuming the U.S. dollar/Brazilian real exchange rate stays between 5.5 and 6.0. With these drivers, the second quarter segment adjusted EBITDA is expected to be significantly higher than the first quarter.
Mosaic’s market access is expanding in Brazil. 2025 Mosaic Fertilizantes sales volumes are expected to grow approximately 15% to 10.0-10.8 million tonnes, reflecting the company’s strong market positioning and highly favorable demand outlook in Brazil. Such strong expected growth is supported by the additional Palmeirante blending capacity expected to come online beginning in July this year. Currently, over 50% of the additional volumes expected to be contributed by Palmeirante in 2025 is already committed by customers.
Mosaic Biosciences Update
Mosaic is making progress in its strategy to redefine growth. Mosaic Biosciences product sales grew more than 100% year-over-year in the first quarter of 2025 and are on track to double to about $70 million in 2025.
Late last month, Mosaic Biosciences brought Neptunion to the market in China. Neptunion is a biostimulant product that helps crops to address abiotic pressures such as drought, salinity and heat by adding stress resistant properties into water soluble fertilizers. Mosaic Biosciences products offer growers sustainable tools to improve yields while minimizing environmental impacts. Neptunion is currently undergoing registration processes in India and Brazil.
Mosaic continues to invest in go-to-market channels and marketing to strengthen the Mosaic Biosciences brand and accelerate growth. Frontier Fields series (Season 1)’s receipt of the top national award in the Digital Content category at the National Agri-Marketing Association (NAMA) Awards in April underscores that effort.
Capital Reallocation and Financial Strategy
Mosaic's current capital reallocation strategy entails releasing capital from its low-return assets, redeploying it towards high-return, low-capital intensity projects or returns to shareholders.
▪Non-core asset and investment monetization update
•In January of 2025, Mosaic signed an agreement to sell the idled Patos de Minas phosphate mine in Brazil. The transaction is expected to close in 2025.
•Mosaic is actively engaging with investors to discuss strategic alternatives for the Carlsbad and Taquari facilities.
•In the first quarter of 2025, Mosaic launched a dual-track process either to sell its Patrocinio mine and Araxa mine and beneficiation facilities, or attract capital to develop niobium processing at the Araxa beneficiation plant.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

▪High-return low-capital intensity projects update
•The Esterhazy hydrofloat project is on track to be completed in the third quarter of 2025, with an expected ramp-up by end of 2025. The hydrofloat project will enable additional production of 400,000 tonnes of MOP per year from Esterhazy and is expected to lower potash cash costs of production per tonne this year with additional cost reductions beyond 2025.
•The construction of a one million tonne blending facility in Palmeirante, Brazil is on track to be completed on budget in the third quarter and is expected to generate $30 to 40 million in gross margin annually.
Agriculture Market and Macroeconomic Update
Agriculture fundamentals continue to be constructive despite global trade uncertainties. The global grain and oilseed stocks-to-use ratio remains at multi-decade lows, incentivizing farmers to deliver strong yields and supporting input demand. It is important to note that global agricultural commodity demand tends to be resilient and little-impacted by global macroeconomics.
North American planting and fertilizer application season is well underway, and expectations point toward healthy fertilizer consumption. However, changing trade flow dynamics and the impact specifically on corn and soybean prices has challenged U.S. grower economics.
Grower economics look more favorable in other key geographies. Specifically, crop prices in Brazil are strong, driven by good demand for domestic consumption and exports. Grower economics in India and China are supportive of input demand as evidenced by first quarter fertilizer consumption and trade statistics.
Plant Nutrient Market Update
Fertilizer fundaments are favorable, with tight phosphate supply likely to persist through this year and healthy potash demand supporting rising prices.
North American phosphate application is expected to be robust, and inventories are likely to be depleted heading into summer fill. A 10% tariff currently applies to most phosphate imported into the United States, and vessels were diverted to other countries, causing imports to track below last year.
In Brazil, fertilizer shipments are expected to set another record in 2025. Chinese DAP/MAP exports are tracking below last-year's low figure, hitting a 23-year low in the first quarter. China is expected to export less phosphate fertilizer in 2025 as LFP growth and domestic fertilizer consumption reduce export availability. India inventories remain extremely low, and the region is poised to increase DAP consumption significantly in 2025 with higher levels of government financial support.
Sulfur prices remain high and are expected to normalize by the end of this year. Ammonia supply is ramping up and prices continue to shift lower. Benchmark phosphate stripping margins are expected to remain elevated.
Global potash demand is robust, and reduced supply expectations from the former Soviet Union, China and Chile have further tightened the supply and demand picture. Potash prices have risen more than $50/tonne across most key geographies but remain affordable. With Canadian potash not currently subject to U.S. import tariffs, we do not anticipate U.S. spring supply will be disrupted, and healthy 2025 North American demand is expected. In Southeast Asia, palm oil fundamentals remain favorable, and demand for potash is expected to grow again after a 33% year-over-year recovery in 2024. In China, consumption continues to increase, and domestic spot prices have risen well above 2024 contract values. In response, the Chinese government released 1.1 million tonnes through strategic reserve auctions, pushing inventories to multi-year lows.
All told, phosphate and potash fundamentals remain constructive.

2025 Guidance Summary

Full Year 2025
Phosphate Production Volumes (million tonnes)	7.2 - 7.6
Potash Production Volumes (million tonnes)	9.0 - 9.4
Mosaic Fertilizantes Sales Volumes (million tonnes)	10.0 - 10.8
Total Capital Expenditures	$1.2 - $1.3 billion
Depreciation, Depletion & Amortization	$1.1 - $1.2 billion
Selling, General, and Administrative Expense	$470 - $500 million
Net Interest Expense	$180 - $200 million
Effective tax rate	High 20's %
Cash tax rate	Mid-to-high 20's %

Second Quarter 2025
Phosphate Sales Volumes (million tonnes)	1.7 - 1.9
DAP FOB Plant Prices	$635 - $655
Potash Sales Volumes (million tonnes)	2.3 - 2.5
MOP FOB Mine Prices	$230 - $250

Sensitivities Table
The Company provided the following sensitivities using 2024 cost structure to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.

Sensitivity	Full year adj. EBITDA impact(1)	2024 Actual
Average MOP Price / tonne (fob mine)	$10/mt price change = $60 million (4)	$222
Average DAP Price / tonne (fob plant)	$10/mt price change = $74 million	$585
Average BRL / USD	0.10 change, unhedged = $10 million(6)	5.39
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax
(6) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company

The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Through its Mosaic Biosciences platform, the company is also advancing the next generation biological solutions to help farmers improve nutrient use efficiency and crop performance sustainably. Mosaic provides a single-source supply of phosphate, potash, and biological products for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on May 7, 2025, at 11:00 a.m. Eastern Time to discuss first quarter 2025 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about share repurchases, future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks, including the impact of U.S. tariffs and retaliatory tariffs on economic conditions; and other risks associated with Mosaic’s international operations; a material adverse change in our Ma'aden investment with respect to the financial position, performance, operations or prospects of Ma'aden; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of America or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, non-GAAP adjusted EBITDA, non-GAAP cash cost of conversion or production per tonne, or non-GAAP adjusted effective tax rate, collectively referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives and equity securities, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended June 30, 2023 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2025, the company reported the following notable items which, combined, positively impacted earnings per share by $0.26:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$148	$(43)	$0.33
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	59	(17)	0.13
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(14)	3	(0.03)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	(117)	34	(0.26)
ARO Adjustment	Phosphate	Other operating income (expense)	(2)	1	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	30	0.09
Total Notable Items			$74	$8	$0.26
For the three months ended March 31, 2024, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.51):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(100)	$28	$(0.22)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(31)	8	(0.07)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(11)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	1	—	—
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	4	(1)	0.01
ARO Adjustment	Phosphate	Other operating income (expense)	(14)	4	(0.03)
Environmental reserves	Phosphate	Other operating income (expense)	(77)	21	(0.17)
Total Notable Items			$(228)	$63	$(0.51)

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2025	2024
Net sales	$2,620.9	$2,679.4
Cost of goods sold	2,132.5	2,280.2
Gross margin	488.4	399.2
Selling, general and administrative expenses	122.6	106.8
Other operating expense	27.3	119.5
Operating earnings	338.5	172.9
Interest expense, net	(40.7)	(48.0)
Foreign currency transaction gain (loss)	133.1	(100.3)
Other (expense) income	(118.1)	0.6
Earnings from consolidated companies before income taxes	312.8	25.2
Provision for income taxes	63.3	6.2
Earnings from consolidated companies	249.5	19.0
Equity in net earnings of nonconsolidated companies	0.5	37.5
Net earnings including noncontrolling interests	250.0	56.5
Less: Net earnings attributable to noncontrolling interests	11.9	11.3
Net earnings attributable to Mosaic	$238.1	$45.2
Diluted net earnings per share attributable to Mosaic	$0.75	$0.14
Diluted weighted average number of shares outstanding	318.2	323.5

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$259.2	$272.8
Receivables, net, including affiliate receivables of $106.2 and $109.9, respectively	1,067.4	1,113.3
Inventories	2,782.6	2,548.4
Other current assets	485.6	563.8
Total current assets	4,594.8	4,498.3
Property, plant and equipment, net of accumulated depreciation of $10,783.4 and $10,499.7, respectively	13,516.7	13,352.6
Equity securities and investments in nonconsolidated companies	1,418.1	1,533.4
Goodwill	1,065.1	1,061.1
Deferred income taxes	1,020.3	958.3
Other assets	1,550.7	1,520.3
Total assets	$23,165.7	$22,924.0
Liabilities and Equity
Current liabilities:
Short-term debt	$1,234.4	$847.1
Current maturities of long-term debt	33.3	45.3
Structured accounts payable arrangements	383.8	402.3
Accounts payable, including affiliate payables of $98.5 and $155.1, respectively	936.0	1,156.5
Accrued liabilities	1,503.5	1,720.1
Total current liabilities	4,091.0	4,171.3
Long-term debt, less current maturities	3,329.9	3,332.3
Deferred income taxes	945.0	942.8
Other noncurrent liabilities	2,883.1	2,862.9
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 391,174,065 shares issued and 317,229,733 shares outstanding as of March 31, 2025, 394,648,654 shares issued and 316,932,047 shares outstanding as of December 31, 2024	3.2	3.2
Capital in excess of par value	8.3	2.1
Retained earnings	14,093.9	13,926.1
Accumulated other comprehensive loss	(2,334.5)	(2,449.0)
Total Mosaic stockholders' equity	11,770.9	11,482.4
Noncontrolling interests	145.8	132.3
Total equity	11,916.7	11,614.7
Total liabilities and equity	$23,165.7	$22,924.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2025	2024
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$250.0	$56.5
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	$243.0	$241.1
Deferred and other income taxes	$(11.0)	$(75.3)
Equity in net (earnings) of nonconsolidated companies, net of dividends	$(0.4)	$(22.5)
Accretion expense for asset retirement obligations	$32.2	$27.2
Share-based compensation expense	$9.3	$9.3
Unrealized (gain) loss on equity securities	$116.6	$—
Unrealized (gain) loss on derivatives	$(57.7)	$32.6
Foreign currency adjustments	$(159.0)	$94.9
Other	$11.4	$19.7
Changes in assets and liabilities:
Receivables, net	$59.6	$30.8
Inventories	$(162.4)	$(114.9)
Other current and noncurrent assets	$55.1	$55.0
Accounts payable and accrued liabilities	$(331.9)	$(477.7)
Other noncurrent liabilities	$(11.9)	$43.3
Net cash provided by (used in) operating activities	$42.9	$(80.0)
Cash Flows from Investing Activities:
Capital expenditures	(340.8)	(383.0)
Purchases of available-for-sale securities - restricted	(102.5)	(624.7)
Proceeds from sale of available-for-sale securities - restricted	97.1	619.8
Other	5.4	0.1
Net cash used in investing activities	(340.8)	(387.8)
Cash Flows from Financing Activities:
Payments of short-term debt	(3,618.7)	(4,596.2)
Proceeds from issuance of short-term debt	3,804.5	4,900.4
Payments of inventory financing arrangement	(199.5)	(200.3)
Proceeds from inventory financing arrangement	401.6	701.2
Payments of structured accounts payable arrangements	(204.9)	(226.1)
Proceeds from structured accounts payable arrangements	182.1	90.9
Collections of transferred receivables	105.8	101.6
Payments of transferred receivables	(105.8)	(100.6)
Payments of long-term debt	(11.7)	(15.4)
Repurchases of stock	—	(108.4)
Cash dividends paid	(70.9)	(69.7)
Dividends paid to non-controlling interest	—	(8.2)
Other	(10.5)	(11.3)
Net cash provided by financing activities	272.0	457.9
Effect of exchange rate changes on cash	(0.4)	(3.8)
Net change in cash, cash equivalents and restricted cash	(26.3)	(13.7)
Cash, cash equivalents and restricted cash - beginning of period	305.0	360.8
Cash, cash equivalents and restricted cash - end of period	$278.7	$347.1

	Three months ended

	March 31, 2025	March 31, 2024
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$259.2	$336.7
Restricted cash in other current assets	8.6	2.4
Restricted cash in other assets	10.9	8.0
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$278.7	$347.1
Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended March 31,
	2025	2024
Net income attributable to Mosaic	$238.1	$45.2
Basic weighted average number of shares outstanding	317.0	322.1
Dilutive impact of share-based awards	1.2	1.4
Diluted weighted average number of shares outstanding	318.2	323.5
Basic net income per share attributable to Mosaic	$0.75	$0.14
Diluted net income per share attributable to Mosaic	$0.75	$0.14
Notable items impact on net income per share attributable to Mosaic	0.26	(0.51)
Adjusted diluted net income per share attributable to Mosaic	$0.49	$0.65

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Consolidated net earnings attributable to Mosaic	$238	$169	$45
Less: Consolidated interest expense, net	(41)	(47)	(48)
Plus: Consolidated depreciation, depletion and amortization	243	283	241
Plus: Accretion expense	32	31	27
Plus: Share-based compensation expense	10	7	9
Plus: Consolidated provision for income taxes	63	34	6
Less: Equity in net earnings of nonconsolidated companies, net of dividends	—	9	22
Plus: Notable items	(83)	32	222
Adjusted EBITDA	$544	$594	$576

Income Tax Effective Tax Rate (in millions)	Three months ended March 31,
2025
Income Tax Expense	$63
Earnings Before Tax	$313
Effective Tax Rate	20.2%

Income Tax Expense	$63
Tax Allowance Reversal	30
Tax Expense on All Other Notable Items (see notable items table for details of these items)	(22)
Adjusted Income Tax Expense	$71

Earnings Before Tax	$313
Earnings Impact of All Notable Items (net of non-controlling interest)	(74)
Adjusted Earnings Before Tax	$239

Adjusted Effective Tax Rate	29.9%

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	March 31,	December 31,	March 31,
Potash Earnings (in millions)	2025	2024	2024
Operating Earnings	$157	$123	$198
Plus: Depreciation, Depletion and Amortization	81	93	82
Plus: Accretion Expense	3	2	2
Plus: Foreign Exchange Gain (Loss)	13	(185)	(31)
Plus: Other Income (Expense)	(1)	1	—
Plus: Notable Items	(13)	178	30
Adjusted EBITDA	$240	$212	$281

	Three months ended
	March 31,	December 31,	March 31,
Phosphate Earnings (in millions)	2025	2024	2024
Operating Earnings	$139	$44	$40
Plus: Depreciation, Depletion and Amortization	113	143	117
Plus: Accretion Expense	25	25	20
Plus: Foreign Exchange Gain (Loss)	(3)	(4)	2
Plus: Other Income (Expense)	—	517	3
Plus: Dividends received from equity investment	—	—	15
Less: Earnings from Consolidated Noncontrolling Interests	8	(4)	10
Plus: Notable Items	10	(388)	90
Adjusted EBITDA	$276	$341	$277

	Three months ended
	March 31,	December 31,	March 31,
Mosaic Fertilizantes Earnings (in millions)	2025	2024	2024
Operating Earnings (Loss)	$98	$79	$42
Plus: Depreciation, Depletion and Amortization	38	40	40
Plus: Accretion Expense	4	4	5
Plus: Foreign Exchange Gain (Loss)	41	(84)	(45)
Plus: Other Income (Expense)	(1)	(2)	(2)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	1	1	1
Plus: Notable Items	(57)	46	44
Adjusted EBITDA	$122	$82	$83

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Potash
Total COGS	$402	$434	$431
Depreciation & accretion expense	84	94	84
Canadian Recource Taxes	47	56	64
Change in Inventory	(27)	24	(25)
Non-MOP Production Costs	128	97	150
Total MOP Cash Costs	$170	$163	$158
Production tonnes (thousands)	2,169	2,224	2,209
MOP Cash Costs of Production per production tonne	$78	$73	$72

Phosphate
Total COGS	$931	$1,027	$1,009
Depreciation & accretion expense	132	157	137
Miski Mayo costs	51	55	48
Change in Inventory	132	264	273
Non Production Costs	295	276	245
Cash cost of U.S. Mined Rock	130	108	133
Phosphate cash costs of conversion	$191	$167	$173
Production tonnes (thousands)	1,423	1,413	1,577
Phosphate cash costs of conversion per production tonne	$134	$118	$110

Fertilizantes
Total COGS	$807	$986	$811
Distribution product costs	$606	$704	$587
Depreciation & accretion expense	$43	$44	$45
Change in Inventory	$(78)	$(17)	$(83)
Non Production Costs	$65	$82	$56
Rock cash costs of production	$85	$90	$105

Potash cash cost of production	$18	$16	$20
Production tonnes (thousands)	97	108	104
Potash cash cost of production per production tonne	$187	$151	$196

Phosphate cash costs of conversion	$68	$67	$81
Production tonnes (thousands)	778	781	793
Phosphate cash costs of conversion per production tonne	$87	$85	$101